MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A of Teacher’s Pet, Inc., of our report dated February 14, 2007 on our audit of the balance sheets of Teacher’s Pet, Inc. as of December 31, 2006 and December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period since inception September 17, 2004 through December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 23, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501